UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bay Banks of Virginia, Inc.

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April 8, 2010

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Bay Banks of Virginia, Inc. on May 17, 2010, at 1:00 p.m., at Indian Creek Yacht & Country Club, Kilmarnock, Virginia. We would be pleased to have you as our guest for a buffet luncheon starting at 12:00 p.m. If you wish to attend, please indicate this on the enclosed luncheon reservation card that must be returned with your completed proxy. This will allow us to have an accurate count of those joining us for the luncheon.

The primary business of the meeting will be the election of three directors of the Company, the ratification of the appointment of the Company’s independent registered public accounting firm, and the consideration of a stockholder proposal, as more fully explained in the accompanying proxy statement.

During the meeting, we also will report to you on the condition and performance of the Company and its subsidiaries, the Bank of Lancaster and Bay Trust Company. You will have an opportunity to question management on matters that affect the interests of all stockholders.

We hope you can join us for the luncheon and attend the Annual Meeting on May 17th. Whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope.

YOUR VOTE IS IMPORTANT

Thank you for your interest in the Company’s affairs. As always, we are most grateful for your continued support of Bay Banks of Virginia.

Sincerely,

Robert F. Hurliman	Austin L. Roberts, III
Chairman of the Board	President and Chief Executive Officer

New regulatory changes require that your broker can no longer vote on the election of directors without your specific instructions. If you hold your shares through a broker, it is necessary for you to actually vote any proxies you receive in order for your vote on the election of directors to be counted.

Your Vote is Important.

BAY BANKS OF VIRGINIA, INC.

100 South Main Street

Kilmarnock, Virginia 22482

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2010

To Our Stockholders:

The Annual Meeting of Stockholders of Bay Banks of Virginia, Inc. (the “Company”) will be held at Indian Creek Yacht & Country Club, Kilmarnock, Virginia, on May 17, 2010 at 1:00 p.m. for the following purposes:

1.	To elect three (3) Class III directors to serve three-year terms;

2.	To ratify the selection of Yount, Hyde & Barbour P.C., independent registered public accounting firm, as auditors of the Company for the year ending December 31, 2010;

3.	To consider a stockholder proposal related to declassification of directors; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof. Management knows of no other business to be brought before the meeting.

Only stockholders of record at the close of business on March 12, 2010 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors

Pamela A.Varnier
Corporate Secretary

April 8, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials may be found at http:// www.baybanks.com.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR

NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

BAY BANKS OF VIRGINIA, INC.

100 S. Main Street

Kilmarnock, Virginia 22482

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2010

GENERAL

The enclosed proxy is solicited by the Board of Directors of Bay Banks of Virginia, Inc. (the “Company”), the holding company for the Bank of Lancaster and Bay Trust Company (together, the “Subsidiaries”), for the Company’s Annual Meeting of Stockholders to be held on May 17, 2010, at the time and place and for the purposes set forth in the accompanying Notice of the Annual Meeting or any adjournment thereof. The approximate mailing date of this Proxy Statement and accompanying proxy is April 8, 2010.

Revocation and Voting of Proxies

Execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A stockholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Voting Rights and Solicitation

Only stockholders of record at the close of business on March 12, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote on March 12, 2010 was 2,409,472. The Company has no other class of stock outstanding. A 60% majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of common stock entitles the record-holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person, by telephone, or special letter by officers and regular employees of the Company, acting without compensation other than regular compensation.

Principal Stockholders

The only beneficial owner of 5% or more of the outstanding common stock of the Company is the Bay Banks of Virginia Employee Stock Ownership Trust (the “Trust”), which owns 152,867 shares, or 6.3% of the Company’s common stock. The Trust was established pursuant to the Company’s Employee Stock Ownership Plan (“ESOP”). One member of the Board of Directors of the Company and two directors of Bank of Lancaster (the “Bank”) are trustees of the ESOP. As of March 12, 2010, all shares held in the

Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions will be voted in the same ratio on any matter as to those shares for which instructions are given.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes (I, II and III). The term of office for the Class III directors will expire at the Annual Meeting. Currently, the Class III directors are Robert C. Berry, Jr., Richard A. Farmar, III and Robert F. Hurliman. If elected, Mr. Berry, Mr. Farmar and Mr. Hurliman will serve until the Annual Meeting of Stockholders held in 2013.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, the persons named as nominees should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other person as the Board of Directors may designate.

The Board of Directors recommends the Class III nominees, as set forth below, for election. The Board of Directors recommends that stockholders vote FOR the nominees. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected.

Name (Age)	Company Director Since	Principal Occupation During Past Five Years

Class III (Nominees to serve until the 2013 Meeting):

Robert C. Berry, Jr. (65)	2004	Retired Vice President of the Company since February 2008; Retired President and Chief Executive Officer of Bay Trust Company since February, 2008

Richard A. Farmar, III (52)	2004	President of B.H. Baird Insurance Agency, Warsaw, Virginia

Robert F. Hurliman (65)	2007	Retired Director of Vehicle Logistics of DaimlerChrysler Corporation, Auburn Hills, Michigan, since 2000

Class I (Directors serving until the 2011 Meeting):

Austin L. Roberts, III (63)	1997	President and Chief Executive Officer of the Company and the Bank

Class II (Directors serving until the 2012 Meeting):

Walter C. Ayers (68)	2007	Retired President and Chief Executive Officer of the Virginia Bankers Association, Richmond, Virginia, since 2006

Julien G. Patterson (58)	2009	Chairman and past President and Chief Executive Officer of OMNIPLEX World Services Corporation, Chantilly, Virginia; past Chairman of the Virginia State Chamber of Commerce, Richmond, Virginia

Board of Directors Information

Robert J. Wittman, formerly a Class I director, resigned from the Company’s Board of Directors effective January 22, 2010, as a consequence of his increased duties and responsibilities as a member of the U.S. House of Representatives, serving Virginia’s First District. Additionally, Mr. Wittman wanted to ensure that he is in the position to focus on developing good policy with respect to banking and financial services reform legislation, without the perception of a conflict of interest.

Board Meetings. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties, including attendance at Board and Committee meetings. During 2009, there were seven meetings of the Board of Directors. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and its Committees, with the exception of Mr. Patterson, who did not attend two of the Compensation Committee meetings since his election. Directors are encouraged to attend stockholders meetings, and all seven 2009 directors attended the 2009 Annual Meeting of Stockholders, including Allen C. Marple, who retired the date of the Meeting, and then director-elect Julien G. Patterson.

There are no family relationships among any of the directors or among any directors and any officer. None of the directors serves as a director of any other publicly held company.

Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Chief Executive Officer serves on the Board of Directors; however, his main focus is to provide leadership to the Company in accomplishing the directives established by the Board. In that role, he is responsible for the general administration, oversight, care and management of the business of the Company and the Subsidiaries, as well as full authority over all officers, managers and employees. The Chairman of the Board is considered the lead independent director, and his role, along with the Board, is to provide independent oversight of the Chief Executive Officer, to direct the business and affairs of the Company for the benefit of its stockholders, and to balance the interests of the Company’s diverse constituencies including stockholders, customers, employees and communities.

Qualifications and Experiences of Directors.

Walter C. Ayers brings to the Board broad banking knowledge from his 23 years of experience as President and Chief Executive Officer of the Virginia Bankers Association (“VBA”). Following his retirement from the VBA in December of 2006, Mr. Ayers continued his involvement with the banking industry as a member of the VBA’s Education Foundation Board and as an industry representative on the Board of Directors of the Virginia Council on Economic Education. He also serves on the Board and Executive Committee of Ferrum College and chairs its Investment Committee. During his over a quarter century in banking, Mr. Ayers has served on the Board of Directors of the American Bankers Association (“ABA”), the Professional Fidelity & Insurance Company, the ABA’s Insurance Association and as a member of the ABA’s Communications Council, Government Relations Council, Deposit Insurance Reform Task Force, and the State Association Division Executive Committee, having chaired that division. He has also served as a member of the Board of Trustees of the School of Banking of the South and as a director of the VBA’s School of Bank Management at the University of Virginia. Mr. Ayers is a graduate of the College of William & Mary.

Robert C. Berry, Jr. brings to the Board 37 years of experience in the financial services industry, ranging from trust and estate administration to executive management of a trust division of another financial institution with $270 million in assets under management. He became Chairman of the Bay Trust Company Board of Directors in April, 2009, after serving as a director since 2001, and has remained on that board since his retirement from Bay Trust Company in February of 2008 as President and Chief Executive Officer. He has been a director of the Company since 2004. Mr. Berry received his undergraduate degree from the University of Louisville and his law degree from that University’s School of Law. He is a member of the Kentucky Bar Association.

Richard A. Farmar, III is President of B. H. Baird Insurance Company, headquartered in Warsaw, Virginia. A graduate of Hampden-Sydney College, he joined B. H. Baird in 1979. In 1983, he received the AAI (Accredited Advisor in Insurance) designation and in 1994, the CPCU (Chartered Property Casualty Underwriter) designation. Mr. Farmar became President of B. H. Baird in January of 1999. He has served as President of the Independent Insurance Agents of Virginia and as a director of the Virginia Financial Services Corporation. Active in his community, Mr. Farmar has served as President of the Warsaw Jaycees, President of the George Washington National Memorial Association, President of the Rappahannock Chapter of Ducks Unlimited, and has coached Little League Baseball. He is a Past President and current member of the Warsaw Rotary Club and a director of The Tidewater Foundation. Mr. Farmar is also the Chairman of the Board of Bank of Lancaster and Chairman of its Executive, Loan and Planning Committees. His connections to Richmond County, Virginia provide valuable knowledge of that market area.

Robert F. Hurliman is Chairman of the Board of the Company, where he has been a director since 2007. Mr. Hurliman has also been a director of Bay Trust Company since 2006. He brings to the Board extensive executive skills from his career of 31 years at DaimlerChrysler, AG in Michigan, from which he retired in 2000, after serving that company in manufacturing, engineering, purchasing and supply chain management. His last position was that of Director of Logistics, in which he was responsible for delivery of over 3 million domestically produced and imported vehicles in North America. Mr. Hurliman received his undergraduate degree from Pennsylvania State University and his graduate degree from Wayne State University. He is active in our community, serving as Treasurer of Grace Episcopal Church, Kilmarnock; past president and Nominating Committee member of Lancaster County Community Library; and a member of the Architectural Review Board and Strategic Planning Chair for Laurel Point Property Owners Association.

Julien G. Patterson brings to the Board valuable business and board skills as Chairman and Past President and Chief Executive Officer of OMNIPLEX World Services Corporation, a company he founded 20 years ago. The company employs approximately 3,500 employees worldwide. Mr. Patterson’s security career began with the Central Intelligence Agency, during which time he designed a wide variety of comprehensive and specialized security training programs. Serving 10 years with the CIA, he was responsible for heading up its worldwide mobile training teams. In 1987, Mr. Patterson left the CIA to begin his career as an entrepreneur and consultant. In 1997, Mr. Patterson was named the Greater Washington Entrepreneur of the Year from a field of over 890 nominees in the highly competitive Business Services category. The Entrepreneur of the Year award, sponsored by Ernst & Young LLP, the

NASDAQ Stock Market, and other nationally known companies, was established to recognize “an elite group of entrepreneurs whose vision, innovation and hard work have established and sustained successful growing businesses.” Mr. Patterson received his undergraduate and honorary doctorate degrees from Norfolk State University. He is also the Past Chairman of the Virginia State Chamber of Commerce; a director of the Boys & Girls Club of the Northern Neck; and a director of the Steamboat Era Museum.

Austin L. Roberts, III brings a lifetime career in banking to the Board. He is President and Chief Executive Officer of the Company, and has been a director since 1997. Mr. Roberts has also been President and Chief Executive Officer of Bank of Lancaster since 1990. He has served as a director of Bay Trust Company since 1999 and has been its Vice Chairman since 2006. Mr. Roberts has over 41 years of experience in the financial services industry. He received his undergraduate and graduate degrees from the College of William & Mary. He serves as a director of the ABA, as a director of its Education Foundation, as a member of its Government Relations Council, and is past chairman of its Community Bankers Council, its Joint Preparedness Task Force and its Emerging Technology Steering committees. Mr. Roberts is Vice Chairman and a director of the Virginia State Chamber of Commerce and the Virginia Council on Economic Education. He is a director of the VBA and a past director of the Virginia Association of Community Banks. Mr. Roberts has been very active in the community, serving as a director of Virginia Quality for Life, as a principal organizer for development of the Northern Neck Branch of the Metropolitan Peninsula YMCA as the Chairman of the Northern Neck YMCA, and as a current director of the Development Board of the School of Education for the College of William & Mary. Mr. Roberts is past director of Northern Neck Court Appointed Special Advocate and the Education Foundation Board of Rappahannock Community College. He is past president of the Chesapeake Academy Board of Trustees and a past member and Secretary of the Board of Visitors for the College of William & Mary.

Board Involvement in Risk Oversight. The Board oversees risk management to be reasonably certain that the Company’s risk management policies, procedures, and practices are consistent with Company strategy and functioning appropriately. The Board performs its risk oversight in several ways. The Board establishes standards for risk management by approving policies that address and mitigate material risks. These include policies addressing risks such as credit risk, interest rate risk, operational risk, liquidity risk, capital risk and fiduciary risk. The Audit Committee oversees financial, accounting and internal control risk management. The Board also monitors, reviews, and reacts to risk through various reports presented by management, internal and external auditors, and regulatory examiners.

Board Committees

The Board of Directors has, among others, a standing Compensation Committee and Audit Committee.

Compensation Committee. The Compensation Committee currently consists of Walter C. Ayers, Julien G. Patterson and two non-voting members: Austin L. Roberts, III and John B. Wallin. In addition, certain directors of the Company’s subsidiaries have been appointed as voting members of the Compensation Committee. They are Douglas E. Flemer of the Bank and Trust Company Boards, and David W. Cheek, Patricia N. Lawler and R. Ray Beasley of the Bank Board. The function of this committee, which operates without a charter, is to review compensation adjustments for officers; to review and recommend compensation levels for senior officers; to recommend compensation for directors and executive officers; to recommend the annual ESOP contribution; and to review the Company’s benefits program. In the opinion of the Compensation Committee and the Board of Directors, the Company’s compensation practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee met three times during 2009, and has engaged no compensation consultants.

Audit Committee. The Audit Committee currently consists of Robert C. Berry, Jr., Richard A. Farmar, III, Robert F. Hurliman and three non-voting members: Kenneth O. Bransford, Jr., Austin L. Roberts, III and John B. Wallin. In addition, certain directors of the Company’s subsidiaries have been appointed as voting members of the Audit Committee. They are C. Dwight Clarke and John C. Hodges of the Bank Board and Jane M. Dunaway of the Trust Company Board.

All voting members of the Audit Committee with the exception of Mr. Berry meet the requirements for independence as set forth in the NASDAQ definition of “independent director,” and all voting members meet the definition of an independent director as set forth in Rule 10A-3 of the Securities Exchange Act of 1934. Because Mr. Berry served as President and Chief Executive Officer of the Trust Company until February, 2008, he is not yet considered independent under NASDAQ rules. Mr. Berry is the only Committee member to have participated in the preparation of the financial statements of the Company or either of the Subsidiaries at any time during the past three years.

Although the Company does not currently have an “audit committee financial expert” as defined by the Sarbanes-Oxley Act of 2002, Ms. Dunaway, Mr. Clarke and all three directors on the Audit Committee bring diversity of financial knowledge and expertise and have extensive business backgrounds that the Board has determined are sufficient for the proper exercise of their duties on the Committee.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. Accordingly, the independent registered public accounting firm reports directly to the Audit Committee of the Company. It is the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm, to approve the scope of the independent registered public accounting firm’s audits and to review the reports of examination by the regulatory agencies, the independent registered public accounting firm and the internal auditor. The Committee regularly reports to the Board of Directors of the Company. The charter of the Audit Committee is attached as Appendix A to this Proxy Statement. The Audit Committee met four times during 2009.

Nominating Committee. The Company’s Board of Directors does not have a standing nominating committee. The Board of Directors does not believe that it is necessary to have a nominating committee because it has determined that the functions of a nominating committee can be adequately performed by its independent members and that stockholders are best served by having such directors participate in the selection of board nominees.

In accordance with the Company’s Bylaws, nominations for the election of directors shall be made by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by U.S. mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 120 days prior to the date of the anniversary of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The above procedures are in addition to the procedures regarding inclusion of stockholder proposals in proxy materials set forth in “Stockholder Proposals” in this Proxy Statement.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. High-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and time available for meetings and consultation on Company matters are among the initial criteria the Nominating Committee looks for in a candidate. Although the Board has not adopted a formal policy relating to Board diversity, the independent directors seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders. The independent directors, along with the other board members as appropriate, evaluate potential nominees, whether proposed by stockholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Consideration is made of a candidate’s ability to complement the existing Board, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation within the Company’s market areas. Other factors, such as a candidate’s race, gender, or national origin, are considered if all other qualifications are met. Candidates whose evaluations are favorable are then chosen by a majority of the independent directors to be recommended for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at an annual meeting.

DIRECTORS’ COMPENSATION

Non-employee directors of the Company receive a $3,500 annual retainer, $350 for each meeting of the Company’s Board of Directors attended, and $200 for each committee meeting attended. Directors who are employees of the Company, the Bank or Trust Company are not compensated for attendance at Board or Committee meetings. In addition, certain directors serve on Community Reinvestment Act Advisory Boards, and receive $50 for each meeting attended. Because Mr. Wittman was serving as a member of the U.S. House of Representatives, he did not receive compensation from the Company in 2009.

In accordance with the 2008 Non-Employee Directors Stock Option Plan, five of the non-employee directors of the Company (Mr. Wittman did not participate in the plan) and the ten non-employee directors of the Subsidiaries were granted stock options for 500 shares of the Company’s common stock on May 18, 2009, at the fair market value on that date. This plan, which reserves a total of 50,000 shares of common stock of the Company, provides that each non-employee director of the Company and the Subsidiaries is eligible to receive a stock option grant for 500 shares in May of each year during the term of the plan.

The following table presents compensation information on directors of the Company for 2009.

2009 Director Compensation

	Fees Earned or Paid in Cash	Option Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Walter C. Ayers	$6,400	$330	—	—	$6,730
Robert C. Berry	13,750	330	—	—	14,080
Richard A. Farmar, III	13,950	330	—	—	14,280
Robert F. Hurliman	15,350	330	—	—	15,680
Allen C. Marple (2)	4,100	—	—	—	4,100
Julien Patterson	4,900	330			5,230
Robert J. Wittman (3)	—	—	—	—	—

(1)	Assumptions used to calculate the value can be found in Note 17 in the Notes to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Because Mr. Marple retired with the Annual Meeting of Stockholders held May 18, 2009, he earned fees only through that date and no option awards.
(3)	Because Mr. Wittman served as a member of the U.S. House of Representatives, he did not receive compensation from the Company.

OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth, as of March 12, 2010, certain information with respect to the beneficial ownership of Company common stock held by each director and director nominee, the named executive officers in the Summary Compensation Table on page 10, and by the directors, director nominees and all executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Walter C. Ayers	2,323	(2)(3)	*
Robert C. Berry, Jr.	4,384	(2)(4)	*
Richard A. Farmar, III	11,657	(2)(5)	*
Robert F. Hurliman	14,429	(2)(6)	*
Julien G. Patterson	1,100	(7)	*
Austin L. Roberts, III	54,404	(2)(8)	2.3%
All directors and executive officers as a group (6 persons)	89,297	(2)(9)	3.7%

*	Represents less than 1% of Company common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.
(2)	Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Ayers, 823 shares; Mr. Berry, 1,700 shares; Mr. Farmar, 5,612 shares; Mr. Hurliman, 2,400 shares; and Mr. Roberts, 14,331 shares.
(3)	Includes 1,500 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s stock option plans.
(4)	Includes 1,000 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s stock option plans.
(5)	Includes 5,000 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s stock option plans.
(6)	Includes 1,500 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s stock option plans.
(7)	Includes 500 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s stock option plans.
(8)	Includes 18,250 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s stock option plans, and 6,254 shares held in the Company’s ESOP.
(9)	Includes 27,750 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s stock option plans, and 6,254 shares held in the Company’s ESOP.

EXECUTIVE COMPENSATION

No officer receives compensation from the Company. All compensation is paid through the Subsidiaries.

The following table presents compensation information on the President and Chief Executive Officer. No other executive officer of the Company earned over $100,000 in total compensation in 2009.

Summary Compensation Table

	Year	Salary	Bonus	Option Awards (1)	Change in Pension Value (2)	All Other Compensation		Total

Austin L. Roberts, III President and CEO	2009	$205,000	—	$2,125	$110,244	$8,878	(3)(4)	$326,247
	2008	$200,000	—	$2,838	$81,191	$8,607	(3)(4)	$292,636

(1)	The Company’s employee stock option plan does not permit the granting of restricted stock awards or stock appreciation rights, and it is the Company’s only stock-based long-term compensation plan currently in effect in which employees may participate. Assumptions used to calculate the value can be found in Note 17 in the Notes to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Amounts shown reflect the change in present value of the accumulated benefit obligation. See “Benefit Plans – Pension Plan” below.
(3)	Consists of: (i) $4,609 accrued in 2009 and $4,500 in 2008 on behalf of Mr. Roberts under the 401(k) Plan; (ii) $3,328 contributed in 2009 and $3,166 in 2008 to Mr. Roberts under the Company’s ESOP; and (iii) $941 accrued in 2009 and $941 in 2008 on behalf of Mr. Roberts for life insurance.
(4)	Perquisites included the use of a Company-owned vehicle for Mr. Roberts in 2008 and 2009. However, the aggregate incremental cost to the Company for all perquisites was less than $10,000 and therefore is not included here.

Executive Compensation Discussion

The compensation program for executive management consists of up to four elements: (1) base salary, which is set on an annual basis; (2) incentive stock options; (3) the ESOP; and (4) retirement plans, such as the pension plan and the 401(k) plan. In addition to executive management, these compensation elements apply to other key employees and officers.

The Board of Directors determines general salary and benefit policies and procedures. The Board uses market studies and published compensation data to review competitive rates of pay, to establish salary ranges, and to arrive at base salary levels. The Board approves base salaries at levels competitive with amounts paid to executives with comparable qualifications, experience and responsibilities after comparing salary information of similar sized banks as provided by the Virginia Bankers Association’s Salary Survey of Virginia Banks and other compensation surveys. In addition, the Board considers the recent performance of the Company and assesses the executive’s past performance and its expectation as to future contributions in leading the Company.

Compensation for senior officers other than the President and Chief Executive Officer is recommended to the Compensation Committee by the President and Chief Executive Officer. The Compensation Committee reviews these recommendations and has the authority to revise the proposed compensation proposals. Once approved by the Compensation Committee, the senior officer’s compensation is referred to the Board of Directors for review, discussion, revision if requested, and approval.

The Board uses a subjective approach to the determination of compensation based on the factors noted above. Except concerning incentive stock options, the Board does not rely on formulas or weights of specific factors. Neither the profitability of the Company nor the market value of its stock is directly utilized in computing an officer’s base compensation. The Company’s executive compensation program has substantially relied on base salary as its primary component.

Incentive stock option grants are deemed earned only if the objectives set by the Compensation Committee for each key employee are achieved by a specified date. The objective of these options is to create a link between officer compensation and Company performance. In determining the appropriate level of stock-based allotments, the Committee considers the officer’s contribution toward the Company’s performance. To encourage growth in stockholder value, incentive stock options are granted to all officers who are in a position and have a responsibility to make a substantial contribution to the long-term success of the Company. The Board believes this focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

Equity Awards

Stock Option Plans. The Company currently has in effect one stock option plan for employees, the 2003 plan. The 1994 stock option plan has expired, but certain options deemed earned are still exercisable as outlined below. The 2003 plan provides for the earning of incentive stock options by key employees of the Company upon successful completion of agreed upon goals. The Compensation Committee of the Company makes allocations under the plan and fixes the terms and conditions of each allocation pursuant to a separate agreement entered into with each eligible key employee. The exercise price of each option award deemed earned is 100% of the fair market value of the Company’s common stock on the date of the award. The awards, or a portion thereof, vest twelve months after the date of grant, based upon a determination of the percentage of goals achieved. An option granted under the 2003 plan is not exercisable after the expiration of ten years from the date such option is granted. In general, an option is not transferable by a person to whom it is granted other than by will or the laws of descent and distribution.

Under the 2003 plan, of the 175,000 shares authorized, 86,814 are available for granting purposes. In 2009, of the 35,100 shares granted, the number of shares considered earned has not been determined. Although the 1994 plan has expired, option grants for 46,870 shares are still available for exercise.

The following table presents certain information on the stock options held by the President and Chief Executive Officer as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards
	Year of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date

Austin L. Roberts, III	2009	—	7,000	(1)	7,000	(1)	$8.00	4/29/2019
	2008	1,050	—		—		12.00	4/08/2018
	2007	3,150	—		—		15.00	4/10/2017
	2006	1,050	—		—		13.40	4/11/2016
	2005	—	—		—		—	4/19/2015
	2004	—	—		—		—	4/20/2014
	2003	—	—		—		—	5/30/2013
	2002	7,000	—		—		16.50	4/30/2012
	2001	6,000	—		—		16.75	4/16/2011
	2000	—	—		—		15.00	4/18/2010

(1)	All or a portion of these awards vest on April 29, 2010, at which time a determination will be made as to which, if any, associated performance criteria have been satisfied, and therefore how many shares have been earned.

Benefit Plans

Pension Plan. The Company converted its non-contributory defined benefit pension plan, which covered substantially all salaried employees who have reached the age of twenty-one, to a cash balance pension plan effective December 31, 2009. Prior to this date, benefits were generally based upon years of service and average compensation for the five highest-paid consecutive years of service. Under the cash balance plan, benefits earned by participants under the prior defined benefit pension plan through December 31, 2009 were converted to an opening account balance for each participant. This account balance for each participant will grow each year with annual pay credits based on age and years of service and monthly interest credits based on an amount established each year by the Board of Directors. Pursuant to the terms of the cash balance pension plan, employees are 100% vested after three years of service. Once vested, the accumulated cash balance is available to the participant upon retirement, death or other termination of employment and is payable in various forms at the election of the participant, including as a lump sum.

At December 31, 2009, the lump sum value of Mr. Roberts’ accrued benefit in this plan was $622,992.

401(k) Plan. The Company has a contributory 401(k) plan. All salaried employees of Subsidiaries are eligible to participate after having worked six months consecutively and there is no age requirement. Participants may elect to defer between 1% and 15% of their base compensation, which will be contributed to the plan, providing the amount deferred does not exceed the federal dollar maximum election deferral for each year. The Subsidiaries match 100% up to a 2% deferral, then 25% on deferrals between 2% and 6% of salary. Under the plan, an employee is vested in the matched portion of the contribution by 20% after two years and 20% each year thereafter for the next four years of service. If an employee leaves prior to the initial two-year period, he or she forfeits any accrued match contribution.

Distributions to participants are made at death, retirement or other termination of employment in a lump sum payment. The plan permits certain in-service withdrawals. Normal retirement age is considered 65; early retirement is considered at 55 with 10 years of vested service; disability retirement has no age requirements but a service requirement of 10 years of vested service.

Employee Stock Ownership Plan. The ESOP is a non-contributory plan supported by annual contributions made at the discretion of the Company’s Board of Directors. The ESOP is a stock bonus plan qualified under Section 401(a) of the Internal Revenue Code and an employee stock ownership plan under Section 4975(E)(7) of the Internal Revenue Code. Trustees and an administrative committee as appointed by the Chairman of Company’s Board of Directors for the exclusive benefit of participants administer the ESOP. The ESOP is eligible to each Bank and Trust Company employee over the age of twenty-one and credited with at least 1,000 hours of service for the plan year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Bay Banks of Virginia oversees the Company’s financial reporting process on behalf of the Board of Directors of the Company. The Audit Committee is elected by the Board of Directors of the Company. All voting members are independent of management. In addition, the Audit Committee operates under a written charter adopted by the Board of Directors. While management has the primary responsibility for the quality and integrity of the Company’s financial statements and reporting processes, the Audit Committee provides assistance to management in fulfilling this responsibility. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the Annual Report with management and the independent registered public accounting firm, and discussed the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements.

In addition, the committee obtained from the independent registered public accounting firm a formal written statement discussing any disclosed relationship or service which may impact the objectivity and independence of the independent registered public accounting firm, as required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The committee also discussed with the independent registered public accounting firm all communications required by Public Company Accounting Oversight Auditing Standard AU Section 380 and Rule 2-07 of Regulation S-X, as amended.

The Audit Committee also monitored the internal audit functions of the Company including the independence and authority of its reporting obligation, the proposed audit plan for the coming year, and the adequacy of management response to internal audit findings and recommendations.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Company’s Audit Committee has also recommended the selection of the Company’s independent registered public accounting firm.

Audit Committee
Bay Banks of Virginia, Inc.

Robert F. Hurliman, Chair
Robert C. Berry, Jr.
C. Dwight Clarke
Jane M. Dunaway
Richard A. Farmar, III
John C. Hodges

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Yount, Hyde and Barbour, P.C. (“YHB”) audited the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and reviewed the Company’s quarterly reports on Form 10-Q during 2009.

The following table presents aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by YHB. Audit fees include audit and review services, consents, and review of documents filed with the Securities and Exchange Commission. Audit related fees consist of research and consultation concerning financial accounting and reporting standards and audits of the Virginia Bankers Association defined contribution plan and the ESOP. Tax fees include preparation of federal and state tax returns and consultation regarding tax compliance issues.

	Fiscal 2009	Fiscal 2008
Audit Fees	$71,300	$70,400
Audit-related Fees	20,213	15,895
Tax Fees	4,800	4,400

Total Fees	$96,313	$90,695

The Audit Committee pre-approves all audit, audit related, and tax services on an annual basis, and in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

PROPOSAL TWO – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde and Barbour, P.C. as the Company’s independent registered public accounting firm for 2010, subject to ratification of the stockholders. The services that YHB will perform will consist primarily of the examination and audit of the institution’s financial statements, tax reporting assistance, and other audit and accounting matters. Representatives of YHB are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

PROPOSAL THREE – STOCKHOLDER PROPOSAL

Mr. Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado, 80202-2917, owner of approximately 1,581 shares of Bay Banks of Virginia, Inc. common stock, has notified the Company that he intends to present the following resolution at the Annual Meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement, reprinted below as provided to the Company.

Stockholder Proposal

The proposal is as follows:

“RESOLUTION: That the shareholders of BAY BANKS OF VIRGINIA, INC. request its Board for Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.”

The proponent’s supporting statement is as follows:

“STATEMENT: The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

“As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

“The proponent believes that increased accountability must be given to our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

“Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

“While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

“The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

“In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

“If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.”

Statement of the Board of Directors in Opposition to Mr. Armstrong’s Proposal

The Board of Directors unanimously recommends that you vote AGAINST this proposal.

The Company’s Articles of Incorporation provide for a Board of Directors that is divided into three classes, with one class of directors standing for election each year. Once elected, each class serves a three-year term. The Board believes the classification of directors benefits the Company in the following ways:

•

A classified board improves the likelihood that, at any given time, a majority of the directors will have experience in the Company’s business and affairs, promoting continuity and stability of the Company’s business strategies and policies. This enables the directors to build on past experience and to plan for a reasonable period into the future. The Board of Directors believes that the continuity and quality of leadership that results from a classified board creates long-term stockholder value and is in the best interests of the Company and its stockholders.

•

Classification serves the community. Bay Banks of Virginia is the holding company for a true community bank. As such, the Board provides business development as well as corporate governance. The Company’s directors have deep roots as community leaders in our market area and throughout the Commonwealth of Virginia. Our evaluation of director candidates considers a nominee’s potential contribution to the expansion of customer relationships as well as the nominee’s ability to perform the duties as a director. By maintaining a classified board, we balance from year to year the backgrounds and experience of our directors and the business contributions we hope that our directors will make to the growth of the Bank.

•

A classified board also helps the Company to attract and retain highly qualified individuals willing to dedicate the time and effort necessary to understand the Company, its operations and competitive environment, and concentrate on long-term planning and appropriate use of financial and other resources.

•

A classified board enhances the independence of directors. The longer elected terms provide non-management directors with insulation from pressure from management or special interest groups, who may have an agenda contrary to the long-term interest of all stockholders.

•

The classified structure helps to protect stockholder value in the face of a coercive takeover attempt. Absent a classified board, a potential acquirer could gain control of the Company by replacing a majority of the Board with its own slate of nominees at a single annual meeting. In considering any takeover attempt or other significant development, the Board understands that one of its duties is to protect the interests of all stockholders, not only those involved in a takeover attempt.

•

The proponent suggests that declassifying the Board would increase accountability. The Board does not agree. Directors elected to a classified board are no less accountable to stockholders than they would be if all directors were elected annually. Regardless of their terms, each director has fiduciary duties of care and loyalty to the Company and its stockholders. These duties require directors to act in good faith and in the best interests of the Company and its stockholders, regardless of their term in office.

•

The proponent’s statement states that “the proponent has introduced the proposal at several corporations which have adopted it.” Also, that in similar proposals “opposed by the board or management, [the proposal] has received votes in excess of 70%.” In a letter dated January 21, 2010 to the proponent, the Company requested documentation supporting these statements. As of the printing date of this Proxy Statement, the Company has received no response from the proponent.

In summary, again, the Board unanimously recommends you vote AGAINST Proposal Three.

Vote Required

Approval of this stockholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The proposal, if approved by stockholders, is advisory in nature and would constitute a recommendation to the Board and would not in itself effectuate the changes contemplated by the proposal. Further action by the stockholders would be required to amend the Company’s Articles of Incorporation to declassify the Board. Such amendment to the Articles of Incorporation would require the affirmative vote of 60% of all the votes entitled to be cast at a stockholders meeting, provided that the amendment has been approved and recommended by at least two-thirds of the directors of the Company in office at the time of such approval and recommendation. If the amendment is not so approved and recommended, then the amendment would have to be approved by the vote of 80% or more of all votes entitled to be cast.

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked proxies, will be voted AGAINST the proposal. Abstentions from voting on this matter will have no effect on the voting result.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Some of the Company’s directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities, of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and loan commitments to them were originated in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, other than as set forth below, do not involve more than normal risk of collectibility or present other unfavorable features. It is the policy of the Bank to provide loans to officers who are not executive officers and to employees at more favorable rates than those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

The law firm of Dunton, Simmons & Dunton serves as legal counsel to the Company, the Bank and the Trust Company. Mr. John C. Hodges, a director on the Board of the Bank, is a member of the firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in Company common stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, insiders of the Company complied with all filing requirements during 2009.

OTHER MATTERS

General

Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

STOCKHOLDER PROPOSALS

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business (including stockholder nominations of director candidates) to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary of the Company no later than 120 days before the anniversary date of the notice for the immediately preceding annual meeting. As to each matter, the notice must comply with certain informational requirements set forth in the Bylaws. These requirements are separate and apart from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet to have a proposal included in the Company’s proxy materials. To be considered for inclusion in the Company’s proxy materials relating to the 2011 Annual Meeting of Stockholders pursuant to applicable Securities and Exchange Commission rules, the Secretary of the Company must receive stockholder proposals no later than December 9, 2010. Stockholder proposals should be addressed to Corporate Secretary, Pamela A. Varnier, Bay Banks of Virginia, Inc., 100 S. Main Street, P.O. Box 1869, Kilmarnock, Virginia 22482.

Stockholder Communication

Bay Banks of Virginia has a process whereby stockholders can contact the Company’s directorship. Corporate stockholder contact information is available on the Company website at www.baybanks.com.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, excluding exhibits, as filed with the Securities and Exchange Commission can be obtained without charge by writing to Austin L. Roberts, III, President and CEO, Bay Banks of Virginia, Inc., 100 South Main Street, P. O. Box 1869, Kilmarnock, Virginia 22482. This information may also be accessed, without charge, by visiting either the Company’s website at www.baybanks.com or the Securities and Exchange Commission’s website at www.sec.gov.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	BAY BANKS OF VIRGINIA, INC.				With-	For All
					For	hold	Except

This Proxy is solicited on behalf of

the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Robert F. Hurliman and Austin L. Roberts, III, or either of them, as proxies with full power of substitution to represent the undersigned and vote, as designated below, all the shares of common stock of Bay Banks of Virginia, Inc. held of record by the undersigned on March 12, 2010, at the Annual Meeting of Stockholders to be held on May 17, 2010, at 1:00 p.m. at the Indian Creek Yacht & Country Club, Kilmarnock, Virginia, or any adjournment thereof, on each of the following matters:

			1.	To elect directors to serve in the Class shown below, for a term to expire at the annual meeting of stockholders in 2013:	☐	☐	☐

Class III:   Robert C. Berry, Jr.

      Richard A. Farmar, III

      Robert F. Hurliman

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

					For	Against	Abstain

			2.	To ratify the selection of Yount, Hyde and Barbour, P.C., independent registered public accounting firm, as auditors of the Company for the year ending December 31, 2010; and	☐	☐	☐

					For	Against	Abstain

			3.	The shareholder proposal related to declassification of directors.	☐	☐	☐

			4.	To transact such other business as may properly come before the meeting or any adjournment thereof. Management knows of no other business to be brought before the meeting.

Please be sure to date and sign this proxy card in the box below.		Date

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” proposals 1 and 2 and “AGAINST” proposal 3. All joint owners MUST sign.

	Stockholder sign above Co-holder (if any) sign above		Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

¿ Detach above card, sign, date and mail in postage paid envelope provided. ¿

BAY BANKS OF VIRGINIA, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders to be held on May 17, 2010:

A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials, consisting of the Proxy Statement, including the Proxy Card, and the Annual Report and Form 10-K for the year ended December 31, 2009, may be viewed at http://www.baybanks.com.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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